EXHIBIT 99.1

SUMR Brands Reports Third Quarter Results

Debt & Inventory Further Reduced; Strategic Advisor Engaged

WOONSOCKET, R.I., Nov. 12, 2019 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the third quarter ended September 28, 2019.

Recent Highlights

  Net sales were $41.5 million in the third quarter versus $43.8 million in the prior-year period, with the decline primarily due to the impact from tariffs in 2019
  Debt and inventory both decreased sequentially from second quarter levels, reflecting ongoing working capital improvement; inventory turns were 3.8, and days sales outstanding (DSOs) were 64, at quarter end
  The Company’s lenders continued to support SUMR Brands by amending its credit facility and term loan to facilitate additional financial liquidity
  SUMR Brands remains on track to launch its innovative travel system and infant car seat early next year
  The Company recently engaged an outside financial advisory firm – Baird – to assess strategic options that unlock shareholder value

“This quarter we continued to effectively manage working capital and take steps to improve the Company’s underlying performance, even in the face of ongoing headwinds,” said Mark Messner, President and CEO. “Similar to our competitors, we saw additional tariffs imposed on goods from China during the period – impacting products previously unaffected – resulting in various changes to retail positioning and an overall revenue decline year-over-year. However, we generated $6.3 million in cash from operations, reduced inventory from second quarter levels, and paid down $6.0 million of debt. At the same time, we’ve maintained a singular commitment to new product development, including our innovative, upcoming car seat and travel system – on track for introduction in early 2020 – which is exempt from tariff regulations.

“While making strides improving SUMR Brands’ balance sheet and outlook, we believe it prudent to look at all ways to strengthen the Company moving forward. We have, therefore, hired Baird as an outside strategic advisor to evaluate opportunities that unlock value for our shareholders.”

Third Quarter Results

Net sales for the three months ended September 28, 2019 were $41.5 million compared with $43.8 million for the three months ended September 29, 2018. The Company’s results were negatively impacted by various changes in retail positioning due to the 25% tariff on certain goods imported into the United States from China and, to a lesser extent, by a separate 15% tariff imposed September 1 on additional products from China.

Gross profit for the third quarter of 2019 was $12.6 million versus $13.6 million in 2018, while gross margin was 30.3% in 2019 versus 31.0% last year. The margin decline was primarily due to product mix and the impact from tariffs on goods imported from China.

Selling expense was $3.6 million in the third quarter of 2019 versus $3.7 million in the prior-year period, and selling expense as a percent of net sales was 8.7% in 2019 versus 8.3% last year. General and administrative expenses (G&A) were $8.4 million in the third quarter of 2019 versus $7.6 million last year, increasing to 20.1% of net sales in 2019 from 17.4% in 2018. The year-over-year change reflects a $0.3 million legal settlement and the fact that, in 2018, the Company booked a $0.5 million positive adjustment to decrease an allowance for bad debt, due to a partial recovery from Toys “R” Us. Interest expense was $1.2 million in the third quarter of 2019 versus $1.1 million last year.

The Company reported a net loss of $1.7 million, or $(0.09) per share, in the third quarter of 2019 compared with net income of $0.1 million, or $0.01 per share, in the prior-year period.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the third quarter of 2019 was $0.8 million versus $2.0 million for the third quarter of 2018, and Adjusted EBITDA as a percent of net sales was 2.0% in the third quarter of 2019 versus 4.6% last year. Adjusted EBITDA in 2019 included $0.1 million in bank permitted add-back charges compared with a credit reduction of $0.4 million during the prior-year period (primarily tied to the aforementioned bad debt reversal). Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of September 28, 2019, the Company had approximately $0.7 million of cash and $48.6 million of bank debt compared with $0.7 million of cash and $47.9 million of bank debt as of December 29, 2018. Debt was reduced $6.0 million versus the second quarter of fiscal 2019, as the Company generated approximately $6.3 million in cash from operations during the three months ended September 28, 2019.

Inventory as of September 28, 2019 was $30.2 million compared with $36.1 million as of December 29, 2018. Trade receivables at the end of the third quarter were $29.7 million compared with $31.2 million at the end of fiscal 2018, while accounts payable and accrued expenses were $30.9 million as of September 28, 2019 compared with $37.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, November 13, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net income/loss and adjusted earnings/loss per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net income/loss and adjusted earnings/loss per diluted share exclude unamortized financing write off, a nonrecurring tax charge and other items, and the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations with respect to the expected launch of the Company’s travel system and infant car seat in 2020 and the ability of the Company to identify strategic opportunities to unlock shareholder value. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of recently imposed tariffs or new tariffs on the cost and pricing of the Company’s products; the Company’s ability to meet its liquidity requirements; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to maintain availability under its loan agreements; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Net sales	$41,523	$43,838	$130,486	$133,571
Cost of goods sold	28,928	30,227	89,599	90,974
Gross profit	$12,595	$13,611	$40,887	$42,597
General and administrative expenses(1)	8,353	7,623	26,255	29,587
Selling expense	3,597	3,658	10,981	9,427
Depreciation and amortization	919	1,012	2,808	3,087
Operating (loss)/income	$(274)	$1,318	$843	$496
Interest expense	1,191	1,118	3,733	3,300
(Loss)/income before taxes	$(1,465)	$200	$(2,890)	$(2,804)
Income tax provision/(benefit)	195	82	392	(513)
Net (loss)/income	$(1,660)	$118	$(3,282)	$(2,291)
(Loss)/income per diluted share	$(0.09)	$0.01	$(0.17)	$(0.12)

Shares used in fully diluted EPS	18,937,860	18,878,112	18,889,969	18,723,477

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Reconciliation of Adjusted EBITDA
Net (loss)/income (GAAP)	$(1,660)	$118	$(3,282)	$(2,291)
Plus: interest expense	1,191	1,118	3,733	3,300
Plus: provision/(benefit) for income taxes	195	82	392	(513)
Plus: depreciation and amortization	919	1,012	2,808	3,087
Plus: non-cash stock based compensation expense	72	119	224	433
Plus: permitted add-backs (a)	100	(434)	838	2,680
Adjusted EBITDA (Non-GAAP)	$817	$2,015	$4,713	$6,696

Reconciliation of Adjusted EPS
Net (loss)/income (GAAP)	$(1,660)	$118	$(3,282)	$(2,291)
Plus: permitted add-backs(a)	100	(434)	838	2,680
Plus: unamortized financing fees(b)	-	-	-	518
Tax impact of items impacting comparability(c)	(28)	122	(235)	(895)
Adjusted net (loss)/income (Non-GAAP)	$(1,588)	$(194)	$(2,679)	$12
Adjusted (loss)/earnings per diluted share (Non-GAAP)	$(0.08)	$(0.01)	$(0.14)	$0.00

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended September 28, 2019 include board fees $98 ($27 tax impact), and special projects $2 ($1 tax impact). Permitted add-backs for the three months ended September 29, 2018 include board fees $100 ($28 tax impact), special projects $26 ($7 tax impact), less a credit to bad debt allowance ($560) ($157 tax impact). Permitted add-backs for the nine months ended September 28, 2019 include severance related fees $511 ($143 tax impact), board fees $299 ($84 tax impact) , and special projects $28 ($8 tax impact). Permitted add-backs for the nine months ended September 29, 2018 include bad debt allowance $1,780 ($499 tax impact), severance related fees $441 ($123 tax impact), board fees $293 ($82 tax impact), and special projects $166 ($46 tax impact).
(b) Write off of unamortized financing costs and termination fees associated with the Company's old credit facility, reflecting a $518 ($145 tax impact) charge for the nine months ending September 29, 2018.
(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	September 28, 2019	December 29, 2018
	(unaudited)

Cash and cash equivalents	$659	$721
Trade receivables, net	29,676	31,223
Inventory, net	30,160	36,066
Property and equipment, net	9,102	9,685
Intangible assets, net	13,027	13,300
Other assets(1)	8,385	3,221
Total assets	$91,009	$94,216

Accounts payable	$24,480	$28,120
Accrued expenses	6,439	8,939
Current portion of long-term debt	875	875
Long term debt, less current portion (2)	45,468	44,641
Other liabilities(1)	7,422	2,371
Total liabilities	84,684	84,946

Total stockholders’ equity	6,325	9,270
Total liabilities and stockholders’ equity	$91,009	$94,216

(1) Includes the effect of the new lease accounting guidance under U.S. GAAP for September 28, 2019 capitalizing Right of Return Assets and Lease Liabilities relative to the company’s operating leases.

(2) Long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,282 and $2,395 of unamortized financing fees in the periods ending September 28, 2019 and December 29, 2018, respectively.